EXHIBIT 99.2

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA
CONSENT OF INDEPENDENT AUDITOR
I have read Export Development Canada’s annual report on Form 18-K dated June 29, 2011 to be filed pursuant to the Securities Exchange Act of 1934. I have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
I consent to the use of the report of the Auditor General of Canada dated March 1, 2011 to the Minister of International Trade on Export Development Canada’s consolidated balance sheet as at December 31, 2010, and the consolidated statement of income, consolidated statement of comprehensive income, consolidated statement of changes in shareholder’s equity and consolidated statement of cash flows for the fiscal year then ended, and a summary of significant accounting policies and other explanatory information, included in Export Development Canada’s annual report attached to the above-mentioned Form 18-K, and to the incorporation by reference of such report into Export Development Canada’s Registration Statement on Schedule B under the Securities Act of 1933 filed on October 16, 2009, as amended by Amendment No. 1 thereto filed on December 17, 2009.
This letter is provided to meet the requirements pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 and not for any other purposes.

/s/ Clyde M. MacLellan
Clyde M. MacLellan, CA
Assistant Auditor General for the Interim Auditor General of Canada

Ottawa, Canada
June 29, 2011